Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results

For 4th Quarter 2008

Lynchburg, Va., January 27, 2009………Bank of the James Financial Group, Inc. (OTCBB:BOJF) (the “Company”) (quarterly and 2008 year-to-date consolidated results unaudited) reported today total net income after tax of $501,000 or $0.18 per basic share ($0.17 diluted) for the quarter ended December 31, 2008 and $224,000 or $0.08 per basic share ($0.08 diluted) year-to-date compared to net income of $607,000 or $0.22 per basic share ($0.21 diluted) and $2,084,000 or $0.74 per basic share ($0.71 diluted) for the respective periods a year ago. All earnings per share amounts have been adjusted to reflect the 10% stock dividend declared by Bank of the James Financial Group, Inc. (the “Company”) at the annual shareholder’s meeting on May 20, 2008, as well as all previously declared and paid stock dividends.

Robert R. Chapman III the Company’s president commented, “Although our fourth quarter earnings were not as strong as the same quarter in 2007, we were pleased to end the year on a positive in spite of the current economic challenges and the difficult interest rate environment in which we are operating. The growth we experienced in loans and deposits this year shows the dedication to excellent service by our team of employees. For 2009 we will continue to strive to meet the banking needs of this region and increase our market presence. We have incorporated this commitment in our strategic plan for this region.”

As previously report the Company realized a loss of $1,723,000 in the third quarter resulting from a other-than-temporary impairment of certain GSE preferred stock after the Federal Reserve and the Federal Housing Finance Agency (FHFA) placed Fannie Mae in receivership. The Company subsequently sold the GSE preferred stock in the fourth quarter and realized an additional loss of $110,000. Although the major portion of the loss was realized in the third quarter, a change in interpretation of the tax treatment allowed the Company to use the entire loss in the fourth quarter to offset ordinary income. The reclassification as an ordinary loss resulted in a credit to income tax expense of approximately $620,000 in the fourth quarter.

The effect of the tax credit was partially offset by an increased provision to the loan loss reserve. The Company increased the loan loss reserve to 1.03% of total loans at the end of 2008, from a reserve of 0.95% of total loans at the end of 2007. The decision to increase the reserve was based primarily on factors associated with the recent deterioration of the national economy regarding residential and commercial real estate values. Provisions to the loan loss reserve increased to $882,000 for the quarter ended December 31, 2008, from $147,000 for the same period a year ago.

The Company also benefited from federal historic and new market tax credits related to a project in Lynchburg. These historic and new market tax credits increased our net after tax income in the fourth quarter by $176,000.

Deposits increased from $228,723,000 as of December 31, 2007 to $268,305,000 as of December 31, 2008, an increase of 17.3%. The increase is primarily attributable to the success of the Bank’s “2010 Savings” product which offers a more liquid alternative to certificates of deposit and an interest rate comparable to current certificates of deposit offered by competitors in the local market. The increase in deposits has been used to fund the Bank’s loan growth. Loans, net of unearned income and loan loss reserve, were at $274,890,000 as of December 31, 2008 as compared to $224,022,000 as of the end of 2007, an increase of 22.7%.

Excluding the loss related the GSE preferred stock previously discussed, noninterest income increased 1.3% from $2,751,000 in the year ended December 31, 2007 to $2,787,000 in the year ended December 31, 2007. Noninterest income is comprised primarily of fees derived from mortgage origination volume, revenue from the Bank’s investment in a title insurance company, as well as commissions on investments offered through BOTJ Investment Group, Inc, a subsidiary of Bank of the James Financial Group, Inc.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates nine full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. BOTJ Investment Group, Inc., also a wholly owned subsidiary of Bank of the James Financial Group, Inc. operates one investment services office within the Bank’s Church Street office. Bank of the James also offers insurance services and products through its wholly owned subsidiary, BOTJ Insurance, Inc., also located in the Church Street office. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Dec 31, 2008	Three months ending Dec 31, 2007	Change	Year to date Dec 31, 2008	Year to date Dec 31, 2007	Change
Interest income	$4,693	$4,743	-1.05%	$18,594	$17,715	4.96%
Interest expense	2,008	2,102	-4.47%	8,018	7,835	2.34%
Net interest income	2,685	2,641	1.67%	10,576	9,880	7.04%
Provision for loan losses	882	147	500.00%	1,355	451	200.44%
Noninterest income	531	766	-30.68%	954	2,751	-65.32%
Noninterest expense	2,623	2,340	12.09%	10,028	9,019	11.19%
Amortization of tax credit investment	785	—	N/A	785	—	N/A
Income taxes	(1,575)	313	-603.19%	(862)	1,077	-180.04%
Net income	501	607	-17.46%	224	2,084	-89.25%
Weighted average share outstanding	2,810,255	2,813,913	-0.13%	2,809,437	2,808,042	0.05%
Basic net income per share	$0.18	$0.22	$(0.04)	$0.08	$0.74	$(0.66)
Fully diluted net income per share	$0.17	$0.21	$(0.04)	$0.08	$0.71	$(0.63)

Balance Sheet at period end:	Dec 31, 2008	Dec 31, 2007	Change	Dec 31, 2007	Dec 31, 2006	Change
Loans, net	$274,890	$224,022	22.71%	$224,022	$187,469	19.50%
Total securities	22,130	32,227	-31.33%	32,227	26,192	23.04%
Total deposits	268,263	228,723	17.29%	228,723	201,789	13.35%
Stockholders’ equity	24,635	24,524	0.45%	24,524	21,931	11.82%
Total assets	327,628	270,060	21.32%	270,060	232,709	16.05%
Shares outstanding	2,810,255	2,812,588	(2,333)	2,812,588	2,778,673	33,915
Book value per share	$8.77	$8.72	0.05	$8.72	$7.89	$0.83

Daily averages:	Three months ending Dec 31, 2008	Three months ending Dec 31, 2007	Change	Year to date Dec 31, 2008	Year to date Dec 31, 2007	Change
Loans, net	$268,650	$220,072	22.07%	$245,845	$205,610	19.57%
Total securities	32,487	31,927	1.75%	34,508	27,881	23.77%
Total deposits	258,563	227,240	13.78%	241,061	213,659	12.83%
Stockholders’ equity	23,416	23,829	-1.73%	24,395	22,889	6.58%
Interest earning assets	305,988	254,802	20.09%	285,274	236,626	20.56%
Interest bearing liabilities	263,247	209,085	25.90%	240,505	193,194	24.49%
Total assets	$324,386	$268,187	20.96%	$300,575	$249,365	20.54%

Financial Ratios:	Three months ending Dec 31, 2008	Three months ending Dec 31, 2007	Change	Year to date Dec 31, 2008	Year to date Dec 31, 2007	Change
Return on average assets	0.61%	0.90%	(0.29)	0.07%	0.84%	(0.77)
Return on average equity	8.51%	10.11%	(1.60)	0.92%	9.10%	(8.18)
Net interest margin	3.49%	4.11%	(0.62)	3.71%	4.18%	(0.47)
Efficiency ratio	81.56%	68.68%	12.88	86.97%	71.40%	15.57
Average equity to average assets	7.22%	8.89%	(1.67)	8.12%	9.18%	(1.06)

Allowance for loan losses:	Three months ending Dec 31, 2008	Three months ending Dec 31, 2007	Change	Year to date Dec 31, 2008	Year to date Dec 31, 2007	Change
Beginning balance	$2,406	$2,170	10.88%	$2,146	$2,091	2.63%
Provision for losses	882	147	500.00%	1,355	451	200.44%
Charge-offs	(443)	(180)	146.11%	(689)	(442)	55.88%
Recoveries	14	9	55.56%	47	46	2.17%
Ending balance	$2,859	$2,146	33.22%	$2,859	$2,146	33.22%

Nonperforming assets:	Dec 31, 2008	Dec 31, 2007	Change	Dec 31, 2007	Dec 31, 2006	Change
Total nonperforming loans	$3,859	$1,246	209.71%	$1,246	$646	92.88%
Other real estate owned	81	—	N/A	—	535	-100.00%
Total nonperforming assets	$3,940	$1,246	216.21%	$1,246	$1,181	5.50%

Asset quality ratios:	Dec 31, 2008	Dec 31, 2007	Change	Dec 31, 2007	Dec 31, 2006	Change
Nonperforming loans to total loans	1.39%	0.55%	0.84	0.55%	0.34%	0.21
Allowance for loan losses to total loans	1.03%	0.95%	0.08	0.95%	1.10%	(0.15)
Allowance for loan losses to nonperforming loans	74.09%	172.23%	(98.14)	172.23%	323.68%	(151.45)